SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
(Amendment No. )

Filed by the Registrant  ☒ Filed by a Party other than the Registrant  ☐

Check the appropriate box:
☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Materials under 14a-12

EVOFEM BIOSCIENCES, INC.
(Name of Registrant as Specified in Its Charter)
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	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

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	(2)	Form, Schedule or Registration Statement No.:
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	(4)	Date Filed:

2021 SPECIAL MEETING OF STOCKHOLDERS OF EVOFEM BIOSCIENCES, INC. ADJOURNED UNTIL DECEMBER 15, 2021

On December 8, 2021, Evofem Biosciences, Inc. (the “Company”) commenced its 2021 special meeting of stockholders (the “Special Meeting”) as previously announced in its proxy statement filed with the Securities and Exchange Commission (the “SEC”) on November 9, 2021. The Company adjourned, without conducting any business, its Special Meeting. The Special Meeting will reconvene on Wednesday, December 15, 2021 at 8 a.m., Pacific Standard Time, at the Company’s corporate office located at 12400 High Bluff Drive, Suite 600, San Diego, CA 92130, for the purpose of holding a stockholder vote on the proposal set forth in the proxy statement. The Company does not intend to change the record date for the Special Meeting. Only stockholders of record at the close of business on November 5, 2021 are entitled to vote at the reconvened Special Meeting.

During the period of the adjournment, the Company will continue to solicit proxies from its stockholders with respect to the proposal set forth in the Company’s proxy statement. Proxies previously submitted in respect of the Special Meeting will be voted at the adjourned meeting unless properly revoked.

The Company encourages all stockholders who have not yet voted on the proposal to do so before December 15, 2021.

The Company’s Board of Directors recommends that its stockholders vote in FAVOR of the proposal.